Exhibit 99.1

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 255-4740
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


           CRIIMI MAE Reports Third Quarter Net Income of $5.8 Million

Rockville, MD, November 4, 2005 - - CRIIMI MAE Inc. (NYSE: CMM) today reported net income to common shareholders for the third quarter of 2005 of $5.8 million, or $0.36 per diluted share, compared to a net loss of $9.3 million, or a loss of $0.60 per diluted share, for the third quarter of 2004.

                          THIRD QUARTER 2005 HIGHLIGHTS

--------------------------------------------------------------------------------

- Book value and adjusted book value (described below) were $22.48 and $17.58, respectively, per diluted common share at September 30, 2005
- Generated $14.1 million of cash during the third quarter from the retained CMBS portfolio and non-core assets
- Total liquidity at September 30, 2005 increased to $71.5 million
- Special Servicing portfolio decreased by 41% to $486 million as of September 30, 2005 compared to $821 million as of December 31, 2004; decreased by 6% compared to $515 million as of June 30, 2005
- Recognized $1.2 million of net gain on derivatives and $661,000 of impairment on CMBS during the third quarter

--------------------------------------------------------------------------------

Barry Blattman, Chairman and Chief Executive Officer said: "We are pleased with our operating results this quarter. The increase in liquidity to almost $72 million demonstrates the significant cash flow that has been generated by our seasoned portfolio of CMBS and the performance of the mortgages underlying our CMBS has continued to improve as evidenced by the decreasing special servicing portfolio. We were especially pleased this quarter to be able to announce our agreement to be acquired by CDP Capital-Financing at what the Board of Directors believes is a very attractive price for our shareholders."

FINANCIAL RESULTS

Increased Third Quarter Net Income
For the three months ended September 30, 2005, net income to common shareholders was $5.8 million, or $0.36 per diluted common share, compared to a net loss of $9.3 million, or a loss of $0.60 per diluted common share, for the third quarter of 2004. Results for the third quarter of 2005 included net interest margin of $9.7 million, servicing revenues of $2.0 million, corporate general and administrative expenses of $2.7 million, and net other items totaling $516,000. Other items included a net gain on derivatives of $1.2 million and impairment of CMBS of $661,000.

Net Interest Margin for the Three Months Ended September 30, 2005
-----------------------------------------------------------------
CRIIMI MAE's net interest margin decreased slightly to $9.7 million for the three months ended September 30, 2005 compared to $9.9 million for the corresponding period in 2004 primarily due to the higher cost of financing the $260 million (face amount) of non-recourse match-funded debt issued as part of the Company's refinancing transaction in June 2004 and a decrease in net interest margin as a result of significant prepayments of the mortgages underlying the Company's insured mortgage securities.

During the third quarter of 2005, the Company's average total debt balance was $593 million compared to $649 million for the third quarter of 2004. The weighted average effective interest rate on the Company's total average debt outstanding during the third quarter was 8.8% compared to 8.3% for the same period in 2004.

Servicing Revenues
------------------
Servicing revenues in the third quarter of 2005 decreased by $157,000 to $2.0 million as compared to $2.2 million for the same period in 2004 primarily due to a reduction in routine servicing fees as a result of a decline of $1.9 billion in the mortgage loans underlying the Company's CMBS since December 2004 and, to a lesser extent, a reduction in non-routine fees associated with the resolution and disposition of loans in special servicing.

Corporate General and Administrative Expenses
---------------------------------------------
During the three months ended September 30, 2005, corporate G&A of $2.7 million included certain non-routine costs incurred in connection with the Company's review of strategic alternatives of approximately $400,000.

Other Items
-----------
For the third quarter of 2005, other items totaling $516,000 included a net gain on derivatives of $1.2 million partially offset by impairment of CMBS of $661,000. The net gain on derivatives of $1.2 million was recognized as a result of changes in fair value of an interest rate swap with a notional amount of $40 million. This swap was not designated as a hedging instrument and, as a result, changes in its fair value, as well as the impact of any cash payments, were recognized in current period earnings. The impairment charge on CMBS of $661,000 was calculated as the difference between the fair value and amortized cost of one of the Company's CMBS and resulted primarily from a change in the timing of anticipated cash flows for such CMBS.

For the third quarter of 2004, other items included impairment charges of $13.2 million on certain of the Company's CMBS, and a net loss on derivatives of $1.1 million primarily as a result of changes in fair value related to the Company's interest rate swap.

Year to Date Net Income
For the nine months ended September 30, 2005, net income to common shareholders was $7.7 million, or $0.48 per diluted common share, compared to $11.3 million, or $0.72 per diluted common share, for the first nine months of 2004. Results for the first nine months of 2005 included net interest margin of $28.0 million, servicing revenues of $5.6 million, corporate general and administrative expenses of $8.5 million, and net other charges totaling $4.8 million. These other charges included impairment of CMBS of $4.1 million and a net loss on derivatives of $492,000.

Net Interest Margin for the Nine Months Ended September 30, 2005
----------------------------------------------------------------
CRIIMI MAE's net interest margin decreased to $28.0 million for the nine months ended September 30, 2005 compared to $33.9 million for the first nine months of 2004 primarily due to the increased cost of borrowing resulting from the issuance of $260 million of non-recourse debt in June 2004 and a decrease in net interest margin as a result of significant prepayments of the mortgages underlying the Company's insured mortgage securities.

Servicing Revenues
------------------
Servicing revenues for the first nine months of 2005 decreased by $2.6 million to $5.6 million as compared to $8.2 million for the first nine months of 2004 primarily due to a reduction in fees, as discussed above.

Corporate General and Administrative Expenses
---------------------------------------------
Corporate general and administrative expenses of $8.5 million during the first nine months of 2005 included non-routine legal fees related to the Company's review of strategic alternatives of approximately $1.1 million.

Other Items
-----------
For the nine months ended September 30, 2005, other charges totaling $4.8 million included impairment charges on certain of the Company's CMBS of $4.1 million and a net loss on derivatives of $492,000. The impairment charge on CMBS, as described above, resulted primarily from a change in the timing of anticipated cash flows on certain CMBS. The Company's derivative financial instruments were not designated as hedging instruments and, as a result, changes in fair value were recognized in current period earnings as a net loss on derivatives.

For the nine months ended September 30, 2004, other charges included: a net gain on derivatives of $13.5 million related to an increase in value on the $200 million notional amount of previously owned interest rate swaps; impairment charges aggregating $18.0 million, including $14.9 million on the Company's CMBS and a $3.1 million write down on two of the Company's non-core assets; and a net loss on extinguishment of debt of $5.2 million due to the write-off of unamortized discount and deferred financing costs related to the extinguishment of certain of the Company's debt.

LIQUIDITY AND SHAREHOLDERS' EQUITY

Increased Liquidity
As of September 30, 2005, total liquidity approximated $71.5 million, including $66.5 million of cash and cash equivalents and $5.1 million in liquid securities, compared to total liquidity of $45.1 million at December 31, 2004.

CRIIMI MAE's retained CMBS portfolio, along with its other non-core assets, continued to generate significant cash in the third quarter of 2005. Sources of cash included $12.0 million from the Company's retained CMBS portfolio and $2.1 million from its non-core assets. Cash outflows during the third quarter of 2005 included interest payments on the Company's debt (excluding match-funded debt) of approximately $500,000, $2.7 million of corporate general and administrative expenses, $122,000 in interest rate swap payments, $434,000 of maintenance fee expense and $1.5 million for payment of preferred dividends.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its tax net operating loss (NOL) carryforwards. As a result of the Company's election to be taxed as a trader in 2000, the Company has accumulated unused NOLs of approximately $291.4 million as of September 30, 2005. Any accumulated and unused net operating losses, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized.

As discussed in the Company's quarterly and annual reports filed with the Securities and Exchange Commission, the Company's future use of NOLs for tax purposes could be substantially limited in the event of an "ownership change" as defined under Section 382 of the Internal Revenue Code. As previously announced, the Company entered into an agreement and plan of merger with CDP Capital - Financing, dated October 6, 2005, and if the merger contemplated thereby is approved by the requisite vote of the Company's shareholders, an ownership change will occur.

Shareholders' Equity
As of September 30, 2005, shareholders' equity decreased to approximately $413.5 million or $22.48 per diluted common share as compared to $428.1 million or $23.49 per diluted common share at December 31, 2004. The diluted book value per common share is based on total shareholders' equity less the liquidation value of the Company's then outstanding preferred stock. The net decrease in total shareholders' equity was primarily attributable to a $22.8 million decrease in the value of the Company's CMBS, due principally to an increase in long-term interest rates.

Shareholders' equity as of September 30, 2005 includes, among other things, the excess of the carrying amount of the Company's CMBS rated AAA and the senior interest in its BBB- rated CMBS over the related non-recourse debt. The Company does not actually own these assets but is required by GAAP to include them on its balance sheet. After removing the net impact of the CMBS pledged to secure non-recourse debt and the related non-recourse debt, the adjusted book value was $17.58 per diluted common share and $17.27 per diluted common share as of September 30, 2005 and December 31, 2004, respectively. The net increase in adjusted book value is primarily attributable to net income generated during the nine months ended September 30, 2005. The Company believes adjusted book value per diluted common share provides a more meaningful measure of book value because the Company receives no cash flows from the CMBS pledged to secure non-recourse debt that are reflected on its consolidated balance sheet and used to calculate its book value in accordance with GAAP. All cash flows related to the CMBS pledged to secure non-recourse debt are used to service the related non-recourse debt. The reconciliation of this non-GAAP financial measure to shareholders' equity is presented in the tables that follow.

CRIIMI MAE had 15,609,838 and 15,546,667 common shares outstanding as of September 30, 2005 and December 31, 2004, respectively. As of November 2, 2005, the Company has 15,612,834 common shares outstanding.

EXISTING OPERATIONS

As of September 30, 2005, specially serviced mortgage loans decreased to $485.5 million, or 4.3% of the aggregate $11.3 billion of mortgage loans underlying the Company's CMBS, as compared to $820.5 million, or 6.2% of an aggregate $13.2 billion of mortgage loans underlying the Company's CMBS as of December 31, 2004. Hotel property mortgage loans accounted for $107.1 million, or 22% of the special servicing portfolio at quarter end, down from $375.7 million, or 46% of the special servicing portfolio at year end. As reported in the second quarter report, the Shilo Inn loans, consisting of 23 mortgage loans with an aggregate principal balance of $134.5 million and secured by 23 hotel properties, were returned to the respective master servicers as "corrected loans," as of June 30, 2005. Subsequently, one pool of 13 mortgage loans totaling $60 million was transferred back to special servicing by the master servicer in August 2005 for "imminent default." There can be no assurance that any of the performing mortgage loans, including corrected loans, in the mortgage loan pool underlying our CMBS will continue to perform under their terms.

The Company decreased its overall expected loss estimate related to its CMBS from $628 million at December 31, 2004 to $599 million at September 30, 2005, including cumulative actual realized losses of approximately $342 million incurred from 1999 through September 30, 2005. The remaining expected losses of $257 million are anticipated to occur throughout the remaining life of the Company's CMBS.

RECENT DEVELOPMENTS

CRIIMI MAE Agrees to be Acquired for $20.00 Per Common Share in Cash
CRIIMI MAE announced on October 6, 2005 that it had agreed to be acquired by CDP Capital - Financing Inc., a subsidiary of Caisse de depot et placement du Quebec. Under the terms and subject to the conditions of the definitive merger agreement (the "Merger Agreement"), an indirect subsidiary of CDP Capital - Financing, will be merged with and into CRIIMI MAE and CRIIMI MAE's outstanding shares of common stock will each be converted into $20.00 in cash without interest (the "Merger"). The transaction is valued at approximately $328 million based on approximately 16.4 million CRIIMI MAE common shares outstanding.

CRIIMI MAE's Board of Directors voted to recommend that its shareholders approve the Merger based on the unanimous recommendation of its Special Committee of independent directors.

CRIIMI MAE filed a preliminary proxy statement with the Securities and Exchange Commission on November 3, 2005. Following the mailing of a definitive proxy statement, the Company will solicit proxies with respect to the voting of shares of the Company's common stock for approval of the Merger. If approved by shareholders, the Merger is anticipated to be completed during the first quarter of 2006.

CRIIMI MAE Executes Interest Rate Hedging Strategy
CRIIMI MAE, in accordance with the requirements of the Merger Agreement, executed an interest rate hedging strategy in two phases.

First, on October 6, 2005, the Company purchased a six-month option on an underlying 10-year interest rate swap at a cost of $3.975 million. This option had an expiration date of March 30, 2006 and a notional amount of $200 million. This option, which was intended as a temporary hedge until such time as the terms of the second phase of the hedge transaction could be arranged, was liquidated on October 20, 2005 for total proceeds of $4.7 million.

On October 18, 2005, the Company entered into two forward starting 10-year interest rate swaps. The swaps have an aggregate notional amount of $200 million and will require the Company to pay a fixed rate of 4.885% in exchange for receiving floating payments based on one-month LIBOR. The Company and the swap counterparty are not required to begin exchanging monthly payments until May 3, 2006.

These swaps require the Company to post cash collateral as security for its future obligations to the swap counterparty. The Company posted $4.9 million in initial cash collateral with such counterparty on October 20, 2005, funded substantially by the $4.7 million liquidation proceeds from the sale of the option transaction described above.

THIRD QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its third quarter 2005 results and the previously announced proposed merger with a subsidiary of Caisse de depot et placement du Quebec on

Monday, November 7, 2005 at 11:00 am ET. To access the conference call, please dial in to the following: Teleconference # 1-866-314-4483 (North America), 1-617-213-8049 (International). Please refer to passcode 38008313. To access the call by audio webcast, go to CRIIMI MAE's web site at www.criimimaeinc.com and click on the link on the home page.

THE COMPANY

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets. Historically, CRIIMI MAE's primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS).

For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimi.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the risks that the proposed transaction described above may not be approved by shareholders, the conditions to the closing may not be satisfied or the anticipated benefits of such transaction will not be realized; whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals; minimize the risk associated with its assets; return loans to performing status or otherwise successfully resolve defaulted loan or complete other investment strategies; improve financial performance; support liquidity; effectively hedge its interest rate exposure; the trend in interest rates (including LIBOR) and the impact on the Company's asset values and borrowing costs; the trends in the commercial real estate and CMBS markets; competitive pressures; the trend and effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company's equity and cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company's trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; a possible adverse effect on the Company's internal controls over financial reporting in future reporting periods resulting from employee attrition related to, the Company believes,its exploration over the last year of strategic alternatives; as well as the risks and uncertainties that are set forth from time to time in the Company's publicly filed reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

--------------------------------------------------------------------------------
                                                CRIIMI MAE INC.
                                 CONSOLIDATED STATEMENTS OF INCOME (unaudited)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                  For the three months ended September 30,   For the nine months ended September 30,
                                                       2005                   2004               2005                  2004
                                                   -----------            -----------         -----------          ------------
Interest income:
     CMBS:
      CMBS pledged to secure recourse debt         $ 2,851,068            $ 2,760,794         $ 8,470,375          $ 35,485,949
      CMBS                                           7,698,811              7,424,988          21,356,148             7,424,988
      CMBS pledged to secure non-recourse debt      12,233,756             12,148,932          37,239,394            25,235,466
     Insured mortgage securities                        54,510                952,927             647,016             4,356,858
                                                   -----------            -----------         -----------          ------------
        Total interest income                       22,838,145             23,287,641          67,712,933            72,503,261
                                                   -----------            -----------         -----------          ------------

Interest expense:
     Recourse debt                                   1,871,864              1,621,304           5,392,539            11,277,527
     Non-recourse debt                              11,228,269             11,771,152          34,268,782            27,233,775
     Other                                                   -                 19,317               7,055                99,768
                                                   -----------            -----------         -----------          ------------
        Total interest expense                      13,100,133             13,411,773          39,668,376            38,611,070
                                                   -----------            -----------         -----------          ------------
        Net interest margin                          9,738,012              9,875,868          28,044,557            33,892,191
                                                   -----------            -----------         -----------          ------------

Fee/other income:
     Servicing revenue                               1,993,733              2,151,121           5,553,348             8,171,438
     Other income                                      921,821                935,545           1,615,420             1,898,585
                                                   -----------            -----------         -----------          ------------
        Total fee/other income                       2,915,554              3,086,666           7,168,768            10,070,023
                                                   -----------            -----------         -----------          ------------

Operating expenses:
     General and administrative expenses             2,708,159              2,716,549           8,510,781             8,038,059
     Equity compensation expense                       457,819                144,464           1,010,520               433,393
     Depreciation and amortization                      48,178                 90,197             726,552               307,231
     Servicing general and administrative expenses   2,095,460              2,280,847           6,134,010             6,049,229
     Servicing amortization, depreciation, and
       impairment expenses                             102,377                207,738             598,808               682,924
     BREF maintenance fee                              434,000                434,000           1,302,000             1,302,000
                                                   -----------            -----------         -----------          ------------
        Total operating expenses                     5,845,993              5,873,795          18,282,671            16,812,836
                                                   -----------            -----------         -----------          ------------

Other:
     Net losses on insured mortgage security
       dispositions                                    (41,368)              (261,888)           (157,816)             (916,841)
     Net loss on extinguishment of debt                      -                      -                   -            (5,200,767)
     Impairment of REO asset                                 -                      -                   -            (2,608,740)
     Impairment of CMBS                               (660,505)           (13,226,278)         (4,145,410)          (14,863,483)
     Impairment of mezzanine loan                            -                      -                   -              (526,865)
     Net gain (loss) on derivatives                  1,159,463             (1,099,986)           (492,459)           13,473,338
     Net expenses from lease termination and
       recapitalization                                 58,845               (304,637)            (16,222)             (547,477)
                                                   -----------            -----------         -----------          ------------
        Total other                                    516,435            (14,892,789)         (4,811,907)          (11,190,835)
                                                   -----------            -----------         -----------          ------------

Net income (loss) before dividends paid on
  preferred shares                                   7,324,008             (7,804,050)         12,118,747            15,958,543
Dividends paid on preferred shares                  (1,481,708)            (1,481,708)         (4,445,123)           (4,689,978)
                                                   -----------            -----------         -----------          ------------
Net income (loss) to common shareholders           $ 5,842,300            $(9,285,758)        $ 7,673,624          $ 11,268,565
                                                   ===========            ===========         ===========          ============

     Earnings per common share:
      Basic                                        $      0.38            $     (0.60)        $      0.49          $       0.73
                                                   ===========            ===========         ===========          ============
      Diluted                                      $      0.36            $     (0.60)        $      0.48          $       0.72
                                                   ===========            ===========         ===========          ============

     Shares used in computing basic earnings
       (loss) per share                             15,560,164             15,450,988          15,532,312            15,416,379
                                                   ===========            ===========         ===========          ============
     Shares used in computing diluted earnings
       (loss) per share                             16,040,745             15,450,988          16,001,784            15,698,764
                                                   ===========            ===========         ===========          ============

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

                                             CRIIMI MAE INC.

------------------------------------------------------------------------------------------------------------------------------------
                                                                           As of                             As of
           Balance Sheet Data                                       September 30, 2005                December 31, 2004
                                                                        (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Retained CMBS Portfolio, at fair value                               $ 327,325,946                     $ 334,903,970

CMBS pledged to secure non-recourse debt, at fair value                588,717,281                       625,752,451

Insured mortgage securities, at fair value                               2,841,342                        37,783,332

Cash and cash equivalents                                               66,465,496                        41,073,516

TOTAL ASSETS                                                         1,010,503,534                     1,069,939,392

Total recourse debt                                                     73,266,667                        73,681,667

Total non-recourse debt (match-funded and other non-recourse debt)     510,444,426                       556,323,307

TOTAL DEBT                                                             583,711,093                       630,004,974

SHAREHOLDERS' EQUITY                                                   413,505,222                       428,057,560

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         For the three months ended
           Significant Sources and Uses of Cash (unaudited)                   September 30, 2005                June 30, 2005
           (in millions)

           Sources and Uses of Cash Related to Other Activities (1):
                Cash received from Retained CMBS Portfolio                        $ 12.0                            $ 10.4
                Cash from non-core assets (2)                                        2.1                               0.8
                Cash used to service debt, excluding match-funded debt:
                     Interest payments (3)                                          (0.5)                             (2.8)
                Cash used to make interest rate swap payments                       (0.1)                             (0.2)
                General and administrative expenses (4)                             (2.7)                             (3.0)
                BREF maintenance fee (4)                                            (0.4)                             (0.4)
                Cash used to pay preferred dividends                                (1.5)                             (1.5)

           Sources and Uses of Cash Related to Equity/Other Transactions:
                Cash used to repay debt                                             (0.4)                                -
                Cash received related to retirement of debt secured by insured
                   mortgage securities                                               5.4                                 -
                Cash used to purchase option on swap                                   -                              (0.2)


(1) The amounts in this summary do not include cash received on our CMBS pledged to secure non-recourse debt and the associated non-recourse debt payments. CMSLP's cash is not used to service our debt or pay dividends and is therefore excluded from this summary table. CMSLP retains its cash to fund its operations.

(2) Includes  cash  received  from our  interests  in the insured  mortgage
securities,   mezzanine  loans  and  AIM  Limited  Partnerships.  Also  includes short-term interest earned on our cash and cash equivalents.

(3) The semi-annual interest payment on the BREF Note was paid during the quarter ended June 30, 2005.

(4) The general and administrative expenses and BREF maintenance fee are the amounts as reflected in our consolidated income statement.

                              RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

------------------------------------------------------------------------------------------------------------------------------------
                                                CRIIMI MAE INC.
                          COMPUTATION OF ADJUSTED BOOK VALUE PER DILUTED COMMON SHARE
------------------------------------------------------------------------------------------------------------------------------------
                                                                            As of                                    As of
                                                                      September 30, 2005                        December 31, 2004
                                                               --------------------------------       ---------------------------
                                                                                  Book Value per                      Book Value per
                                                                   Amount         Diluted Common       Amount         Diluted Common
                                                               (in thousands)         Share         (in thousands)        Share
                                                              --------------      --------------    --------------    --------------
Total shareholders' equity in conformity with GAAP            $ 413,505                               $ 428,058
     Less:  Liquidation value of preferred stock                (54,475)                                (54,475)
                                                              --------------      --------------    --------------    --------------
Shareholders' equity attributable to common shareholders        359,030               $ 22.48           373,583          $ 23.49
     Less:  CMBS pledged to secure non-recourse debt           (588,717)               (36.87)         (625,752)          (39.34)
     Add:  Non-recourse debt secured by pledge of CMBS          510,444                 31.97           526,839            33.12
                                                              --------------      --------------    --------------    --------------
Adjusted shareholders' equity attributable to common
  shareholders                                                $ 280,757               $ 17.58         $ 274,670          $ 17.27
                                                              ==============      ==============    ==============    ==============

                                                                                        As of                            As of
                                                                                  September 30, 2005               December 31, 2004
                                                                                  ------------------               -----------------
Shares used in computing book value per diluted common share                       15,968,815                         15,906,650
------------------------------------------------------------------------------------------------------------------------------------
